AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of March 1, 2019 (this “Amendment”), by and among CONVERSIONPOINT TECHNOLOGIES INC., a Delaware corporation (“CPT”), CONVERSIONPOINT HOLDINGS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of CPT (“Parent”), CPT MERGER SUB, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“CPT Merger Sub”), INUVO, INC., a Nevada corporation (“Inuvo”), and CPT CIGAR MERGER SUB, INC., a Nevada corporation and a direct wholly-owned subsidiary of Parent (“Inuvo Merger Sub”). Each capitalized term used and not otherwise defined in this Amendment has the meaning given to such term in the Merger Agreement (as defined below).
WHEREAS, CPT, Inuvo, Parent, CPT Merger Sub and Inuvo Merger Sub are Parties to that certain Agreement and Plan of Merger dated as of November 2, 2018 (the “Merger Agreement”);
WHEREAS, pursuant to Section 9.7 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties;
WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment; and
WHEREAS, the respective Boards of Directors of each Party have each determined unanimously that it is in the best interests of their respective corporations and stockholders that the terms and conditions of the Merger Agreement be amended.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1.Amendments to Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.
a.Amendment to Definition of Inuvo Exchange Ratio. The definition of Inuvo Exchange Ratio present in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
““Inuvo Exchange Ratio” means 0.18877; provided, however, that in the event of any Post Execution Date Inuvo Stock Issuances, the Inuvo Exchange Ratio shall be adjusted by taking the number of shares of Parent Common Stock to be allocated to Inuvo stockholders and holders of Inuvo RSUs that vest and convert into shares of Inuvo Common Stock (ignoring the impact of any Dissenting Shares), which is 6,432,800 shares of Parent Common Stock, and dividing that amount by the sum of (i)(A) the number of shares of Inuvo Common Stock outstanding as of the Execution Date plus (B) the number of shares of Inuvo Common Stock to be issued upon the vesting of Inuvo RSUs (which (A) and (B) totals 34,025,365 as of November 1, 2018), and (ii) the amount of the Post Execution Date Inuvo Stock Issuance. By way of example; if the Post Execution Date Inuvo Stock Issuances equal 2,000,000 shares of Inuvo Common Stock, the Inuvo Exchange Ratio would be adjusted to equal 0.17856 calculated as follows: 6,432,800 / (34,025,365 + 2,000,000) = 0.17856.”
b.Amendment to Definition of Inuvo Option Exchange Ratio. The definition of Inuvo Option Exchange Ratio present in Section 1.1 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“”Inuvo Option Exchange Ratio” means 0.2370; provided, however, that in the event of any Post Execution Date Inuvo Stock Issuances, the Inuvo Option Exchange Ratio shall be adjusted by calculating the percentage change in the Inuvo Exchange Ratio and then applying the same percentage change to the Inuvo Option Exchange Ratio, resulting in an adjustment to the Inuvo Option Exchange Ratio equal to the same percentage change in the Inuvo Exchange Ratio.”
c.Amendment to Section 1.1. A definition of “Post Execution Date Inuvo Stock Issuance” shall be included in Section 1.1 as follows:
““Post Execution Date Inuvo Stock Issuance” has the meaning set forth in Section 6.2(b) of this Agreement.”
d.Amendment to Section 5.2(a). Section 5.2(a) is hereby amended and restated to read as follows:
“The authorized capital stock of Inuvo consists of 40,000,000 shares of Inuvo Common Stock and 500,000 shares of Inuvo Preferred Stock, $0.001 par value per share. As of the Execution Date, (i) 32,383,916 shares of Inuvo Common Stock were issued and outstanding, (ii) no shares of Inuvo Preferred Stock were issued and outstanding, (iii) 376,527 shares of Inuvo Common Stock were held in treasury, (iv) 3,573,183 shares of Inuvo Common Stock were reserved for issuance under the Inuvo Stock Plans (including shares of Inuvo Common Stock authorized and reserved for future issuance upon exercise of outstanding awards issued under the Inuvo Stock Plans), including 264,246 shares of Inuvo Common Stock issuable upon exercise of outstanding Inuvo Stock Options and 1,641,449 shares of Inuvo Common Stock issuable upon vesting of Inuvo RSUs outstanding. To the Knowledge of Inuvo, as of the date hereof, no Person owns ten percent (10%) or more of Inuvo’s issued and outstanding shares of Inuvo Common Stock (calculated based on the assumption that all securities convertible, exchangeable or exercisable into any capital stock or other equity securities of Inuvo, whether or not presently exercisable or convertible, have been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein without conceding that such identified Person is a ten percent (10%) stockholder for purposes of federal securities laws).”
e.Amendment to Section 5.20. Section 5.20 is hereby amended to add the following sentence at the end of such section:
“Notwithstanding the foregoing, no Post Execution Date Inuvo Stock Issuances, nor any placement agent, underwriter or other similar or related agreements entered into by Inuvo in connection with such Post Execution Date Inuvo Stock Issuances shall be deemed a breach of this Section 5.20.”
f.Amendment to Section 6.1(b). Section 6.1(b) is hereby amended and restated to read as follows:
“issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of CPT or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that CPT may issue (i) up to 500,000 shares of CPT Common Stock, at a price per share of not less than $9.21, in the ordinary course of current securities offerings being conducted by CPT, (ii) up to 25,657 shares of CPT Common Stock issuable upon exercise of CPT Convertible Notes outstanding on the Execution Date, (iii) CPT Common Stock upon exercise of CPT Stock Options and CPT Warrants outstanding on the date hereof in accordance with their present terms, (iv) 85,684 shares of CPT Common Stock in connection with certain commitments of CPT (collectively (i) – (iv), the “Post Execution Date CPT Stock Issuances”), (v) Warrants to purchase up to 130,000 shares of CPT Common Stock at an exercise price per share of not less than $9.21, or (vi) Warrants to purchase up to 55,693 shares of CPT Common Stock at an exercise price per share of $7.50;”
g.Amendment to Section 6.2(b). Section 6.2(b) is hereby amended and restated to read as follows:

“issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of Inuvo or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that Inuvo may (i) issue up to 3,272,728 shares of Inuvo Common Stock or securities convertible into up to 3,272,728 shares of Inuvo Common Stock at or prior to the Effective Time for working capital purposes (collectively, the “Post Execution Date Inuvo Stock Issuances”), (ii) grant stock options or restricted stock units in an amount equal to the number of stock options or restricted stock units that are outstanding on the date hereof, but have terminated in accordance with their terms; and (iii) issue Inuvo Common Stock upon exercise of Inuvo Stock Options and Inuvo RSUs outstanding on the date hereof in accordance with their present terms; it is expressly agreed that the Post Execution Date Inuvo Stock Issuance pursuant to the $1.44 million Original Issue Discount Unsecured Subordinated Convertible Note(s) dated March 1, 2019 are permitted.”
h.Amendment to Section 6.17(d). The reference to “May 31, 2019” in Section 6.17(d) of the Merger Agreement, shall be amended and restated to read “July 12, 2019”.
i.Amendment to Section 7.2(a). Subsection (ii) of Section 7.2(a) of the Merger Agreement shall be amended and restated as follows:
“(ii) Section 5.2 (Capitalization) shall be true and correct in all material respects (except to a de minimis extent, as contemplated by Section 6.2(b) or if the Inuvo Articles of Incorporation are amended to increase the amount of authorized shares of Inuvo Common Stock if authorized at the Inuvo Stockholders Meeting), and CPT shall have received a certificate signed on behalf of Inuvo by its Chief Executive Officer and its Chief Financial Officer to the effect that the conditions contained in this Section 7.2(a) have been satisfied.
j.Amendment to Section 8.1(b)(i). The reference to “June 30, 2019” in Section 8.1(b)(i) of the Merger Agreement, which pertains to the Termination Date, shall be amended and restated to read “August 5, 2019”.
Section 2.Waiver of Representations. CPT hereby acknowledges and consents to (a) Inuvo’s issuance, after the Execution Date, of up to 3,272,728 shares of Inuvo Common Stock or securities convertible into up to 3,272,728 shares of Inuvo Common Stock for working capital purposes at or prior to the Effective Time (the “Inuvo Issuance”) and (b) any properly authorized amendment to the Inuvo Articles of Incorporation made to increase the amount of authorized shares of Inuvo Common Stock to 60,000,000 from 40,000,000 (the “Inuvo Articles Amendment”) and waives, solely with respect to the Inuvo Issuance or the Inuvo Articles Amendment, any resulting breach of Section 5.1(b) or Section 5.8(f) or any other representation set forth in Article V.
Section 3.Waiver of Covenants. Pursuant to Article VI of the Merger Agreement, CPT hereby consents to the Inuvo Issuance and the Inuvo Articles Amendment and, solely with respect to the Inuvo Issuance and the Inuvo Articles Amendment, waives the restrictions or limitations imposed upon the Inuvo Issuance and the Inuvo Articles Amendment by Section 6.2 of the Merger Agreement.
Section 4.Ratification of Merger Agreement. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.
Section 5.References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to November 2, 2018. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.
Section 6.Counterparts. This amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the Parties. Signatures to this Amendment transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section 7.Miscellaneous. All relevant provisions of Article IX of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.
[Signature Page Follows]
IN WITNESS WHEREOF, each Party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CONVERSIONPOINT HOLDINGS, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer
CONVERSIONPOINT TECHNOLOGIES, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer
INUVO, INC.
By: /s/ Richard K. Howe
Name: Richard K. Howe
Title: Chairman and Chief Executive Officer
CPT MERGER SUB, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer
CPT CIGAR MERGER SUB, INC.
By: /s/ Robert Tallack
Name:    Robert Tallack
Title:    Chief Executive Officer

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